Contact:	Amy Martini Corporate Affairs (914) 789-2816 amartini@progenics.com

PROGENICS PHARMACEUTICALS ANNOUNCES
RETIREMENT OF FOUNDER PAUL J. MADDON

- To continue as vice chairman of the board of directors -

Tarrytown, NY, March 15, 2012 – Progenics Pharmaceuticals, Inc. (Nasdaq:PGNX) today announced that company founder Paul J. Maddon, M.D., Ph.D. has retired as chief science officer of the company. He continues as a member and vice chair of the Progenics board of directors.

Progenics was founded by Dr. Maddon in 1986. He has served in various capacities including chairman of the board, chief executive officer, president, and chief science officer of the company.

“On behalf of the company, I extend our deep appreciation to Paul for his 26 years of commitment and inspiration,” said Mark R. Baker, Progenics’ chief executive officer. “His contributions to the company have been profound, and paved the way for our continued achievements. I am grateful that the company will continue to benefit from his wisdom and advice in his role as a vice chair of the company’s board of directors.”

“Progenics was founded to pursue innovative science that addresses unmet medical needs,” said Peter J. Crowley, chairman of Progenics’ board of directors. “Since founding Progenics, Paul has brought leadership and vision to the business and scientific strategies of the company. The board is grateful to Paul for his years of dedicated service and record of professional achievement.”

Dr. Maddon said, “When I founded Progenics in 1986, my vision was to create novel therapies that alleviate patient suffering. It has been an inspiring and rewarding experience to lead a highly productive biopharmaceutical company from concept to commercial stage. I have been gratified by Progenics’ success in developing RELISTOR® for opioid-induced constipation to the commercial stage worldwide, as well as the development-stage products PSMA ADC for the treatment of prostate cancer, PRO 140 for the treatment of HIV infection, and PRO 391 for the treatment of Clostridium difficile infection. I have enjoyed the opportunity to work with professionals who are so passionate and deeply dedicated to their work. I thank them for their efforts and the incredible culture they have developed over the years. I am pleased to continue my involvement with the company in my role as vice chairman of the board as I begin a new chapter in my professional life.”

About Paul J. Maddon, M.D., Ph.D., vice chairman and founder

Dr. Maddon, 52, is Progenics’ founder and has served in various capacities including chairman of the board, chief executive officer, president, and chief science officer. A molecular virologist and immunologist by training, he has made seminal contributions to understanding viral entry and infection. Dr. Maddon serves as a trustee of Columbia University and is a member of the advisory committee of Columbia’s Science Honors Program. He also serves as chair of the advisory committee of The Rockefeller University’s Science Outreach Program. At Columbia, Dr. Maddon was graduated summa cum laude with a B.A. in biochemistry and was elected to Phi Beta Kappa. He received an M.D. from Columbia’s College of Physicians and Surgeons and a Ph.D. in biochemistry and molecular biophysics from its Graduate School of Arts and Sciences.

About Progenics

Progenics Pharmaceuticals, Inc., of Tarrytown, N.Y., is a biopharmaceutical company dedicated to developing innovative medicines to treat disease, with a focus on cancer and related conditions. Progenics’ pipeline candidates include PSMA ADC, a human monoclonal antibody-drug conjugate in phase 1 testing for treatment of prostate cancer, and preclinical stage novel multiplex phosphoinositide 3-kinase (PI3K) inhibitors for the treatment of cancer. Progenics has exclusively licensed development and commercialization rights for its first commercial product, RELISTOR®, to Salix Pharmaceuticals, Ltd. for markets worldwide other than Japan, where Ono Pharmaceutical Co., Ltd. holds an exclusive license for the subcutaneous formulation. RELISTOR (methylnaltrexone bromide) subcutaneous injection is a first-in-class treatment for opioid-induced constipation approved in more than 50 countries for patients with advanced illness. Regulatory approval is pending for use of RELISTOR by patients with chronic, non-cancer pain. Salix and Progenics have announced positive highly statistically significant results from a phase 3 trial of oral methylnaltrexone in chronic, non-cancer pain subjects with opioid-induced constipation.

This press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting risks and litigation. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release.

(PGNX-G)

Editors Note:

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